                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

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Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             ARCO Chemical Company
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
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LOGO OF ARCO CHEMICAL COMPANY APPEARS HERE


ARCO CHEMICAL COMPANY

NOTICE OF

ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD

ON MAY 8, 1997

AND PROXY STATEMENT

                    PLEASE COMPLETE, SIGN, DATE, AND RETURN
                              YOUR PROXY PROMPTLY

                             ARCO CHEMICAL COMPANY
                             3801 West Chester Pike
                    Newtown Square, Pennsylvania 19073-2387

March 31, 1997

Dear Stockholder:

You are cordially invited to join us at the 1997 Annual Meeting of Stockholders on Thursday, May 8, 1997 at the Conference Center at the Company's Headquarters, 3801 West Chester Pike, Newtown Square, Pennsylvania, beginning at 10:00 a.m.

It is important that your shares be voted whether or not you plan to be present at the meeting. Please complete, sign, date, and return the enclosed form of proxy promptly. If you attend the meeting and wish to vote your shares in person, you may revoke your proxy.

This booklet includes the notice of the meeting and the Proxy Statement, which contains information about the formal business to be acted upon by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

Sincerely yours,

/s/ Mike R. Bowlin
Chairman of the Board

/s/ Alan R. Hirsig
President and Chief Executive Officer

                             ARCO CHEMICAL COMPANY

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 8, 1997

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of ARCO Chemical Company ("ARCO Chemical" or the "Company") will be held at the Conference Center at the Company's Headquarters, 3801 West Chester Pike, Newtown Square, Pennsylvania, on Thursday, May 8, 1997, at 10:00 a.m. local time, for the following purposes, as more fully described in the attached Proxy Statement:

(1) To elect 11 directors to hold office for a one-year term;

(2) To approve and ratify an amendment to the ARCO Chemical Company 1990 Long-Term Incentive Plan;

(3) To approve the appointment of Coopers & Lybrand L.L.P. as independent auditors for ARCO Chemical for the year 1997; and

(4) To transact such other business as may properly come before the meeting.

The Board of Directors has fixed March 20, 1997 as the record date for the meeting. Accordingly, only stockholders of record of the common stock of the Company at the close of business on such date are entitled to vote at the meeting.

Each such stockholder of record will receive a form of proxy pertaining to the shares of common stock of the Company registered in his or her name. Each participant in employee stock benefit plans will also receive a form of proxy pertaining to shares of the Company's common stock credited to his or her account in the plans.

YOU ARE URGED TO READ THE PROXY STATEMENT, AND THEN TO COMPLETE, SIGN, AND DATE THE FORM OF PROXY AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED POSTAGE-PAID ENVELOPE.


/s/ Robert J. Millstone
ROBERT J. MILLSTONE                                 Newtown Square,
Vice President,General Counsel and Secretary        Pennsylvania
                                                    March 31, 1997

                             ARCO CHEMICAL COMPANY
                             3801 WEST CHESTER PIKE
                    NEWTOWN SQUARE, PENNSYLVANIA 19073-2387

                               ----------------

                                PROXY STATEMENT
                                 MARCH 31, 1997

                               ----------------

                                  INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors of ARCO Chemical Company ("ARCO Chemical" or the "Company"). The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation either personally or in writing to the Secretary of ARCO Chemical. Shares represented by a properly executed proxy will be voted in accordance with the instructions of the stockholder. In the absence of such instructions, the persons named in the accompanying proxy will vote FOR the election of the 11 nominees for director listed in this Proxy Statement, FOR the approval and ratification of the proposed amendment to the ARCO Chemical Company 1990 Long-Term Incentive Plan, and FOR the approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1997. As to other items of business that may come before the meeting, such persons will vote in accordance with their best judgment.

                               VOTING SECURITIES

  Holders of record of outstanding common stock of the Company ("Common Stock") at the close of business on March 20, 1997 will be entitled to one vote per share. The Company had 96,848,298 shares of Common Stock outstanding on such record date. Fractional shares will not be voted. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast shall constitute a quorum.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS; CONTROL OF THE COMPANY

  Atlantic Richfield Company is the only person known by the Company to own beneficially more than five percent of any class of the Company's voting securities as of the record date. Based upon information contained in a
Schedule 13D filed with the Company and dated June 13, 1991, Archer-Daniels-Midland Company ("Archer-Daniels-Midland") owns beneficially approximately five percent of the Common Stock as of the record date as set forth below:

                                                      AMOUNT AND
                                                      NATURE OF
                                                      BENEFICIAL
                                 NAME AND            OWNERSHIP OF      PERCENT
   TITLE OF CLASS                ADDRESS                SHARES         OF CLASS
   --------------                --------            ------------      --------
Common Stock......... Atlantic Richfield Company      80,000,001(a)      82.6
                       515 South Flower Street
                       Los Angeles, California 90071
Common Stock......... Archer-Daniels-Midland Company  4,815,300(b)(c)     5.0(d)
                       4666 Faries Parkway
                       Decatur, Illinois 62526

--------
(a) Sole voting power, sole dispositive power.
(b) According to the Schedule 13D filed with the Company by Archer-Daniels-Midland, Archer-Daniels-Midland has sole voting power and sole dispositive power.
(c) In addition, according to the above-referenced Schedule 13D, M. L. Andreas, Senior Vice President of Archer-Daniels-Midland, owns 17% of a corporation that owns 75,000 shares of Common Stock. Mr. Andreas also is reported as owning 600 shares of Common Stock in his own name.
(d) Archer-Daniels-Midland's actual holdings of Common Stock may exceed slightly five percent of the Common Stock.

  Under applicable provisions of the Delaware General Corporation Law and the Company's Certificate of Incorporation, Atlantic Richfield Company, a Delaware corporation ("ARCO"), is able, acting alone, to elect the entire Board of Directors of the Company and to approve any action requiring stockholder approval. ARCO's current level of ownership of the outstanding voting stock precludes any acquisition of control of the Company not favored by ARCO. ARCO has informed the Company that it intends to vote its shares in favor of the 11 nominees for director, for the approval and ratification of the proposed amendment to the ARCO Chemical Company 1990 Long-Term Incentive Plan, and for the approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1997.

  The Company and ARCO entered into an agreement, dated as of June 30, 1987, granting ARCO certain rights as a stockholder of the Company. In order to allow ARCO to continue to include the Company as part of its "affiliated group" for federal income tax purposes, ARCO has been granted the cumulative, continuing right to purchase from the Company, at the then current market price, such number of shares of Common Stock as may be necessary to preserve that status.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth the number of shares of Common Stock and the number of shares of common stock of ARCO ("ARCO Common Stock") owned beneficially as of January 30, 1997 by each director and nominee, each executive officer named in the Summary Compensation Table, and all directors and nominees and executive officers as a group. Other than as disclosed in the footnotes to the following table, the directors and nominees, the named executive officers, and the directors and nominees and executive officers as a group did not own any equity securities of the Company or ARCO. As of January 30, 1997, the percentage of shares of any class of equity securities of the Company or ARCO beneficially owned by any director and nominee or any named executive officer, or by all directors and nominees and all executive officers as a group, did not exceed 1% of the class so owned. Unless otherwise noted, each individual has sole voting and investment power.

                                                            SHARES OF ARCO
                               SHARES OF COMMON STOCK        COMMON STOCK
                              OWNED BENEFICIALLY AS OF OWNED BENEFICIALLY AS OF
            NAME               JANUARY 30, 1997(A)(B)   JANUARY 30, 1997(C)(D)
-------------------------------------------------------------------------------
  Walter F. Beran                       2,000                        0
  Mike R. Bowlin                            0                  222,682(e)
  Anthony G. Fernandes                      0(f)                90,535(g)
  Morris Gelb                          73,986                    3,124
  Alan R. Hirsig                      273,002                    1,168
  Marie L. Knowles                        100                   33,814(h)
  James A. Middleton                    1,000                  115,000(i)
  Robert J. Millstone                  36,277(j)                   114
  Stephen R. Mut                            0                   31,241(k)
  Frank Savage                            100(l)                     0
  Marvin O. Schlanger                 153,544                      582
  Robert H. Stewart, III                2,000                        0
  Walter J. Tusinski                   72,030(m)                12,107(n)
  All directors and nominees
   and all executive officers
   as a group, including
   those named above                  721,062(o)               511,459(p)
-------------------------------------------------------------------------------

(a) Includes shares of Common Stock held by the trustees of the ARCO Chemical Company Capital Accumulation Plan (the "Capital Accumulation Plan") and the ARCO Chemical Company Savings Plan (the "Savings Plan") for the accounts of participants.
(b) The amounts shown include shares that may be acquired within the 60-day period following January 30, 1997 through the exercise of stock options covering Common Stock as follows: Mr. Gelb, 71,700; Mr. Hirsig, 256,100; Mr. Millstone, 35,100; Mr. Schlanger, 147,900; Mr. Tusinski, 63,500; and all directors and nominees and all executive officers as a group (including those just named), 674,050.

                                                        (Continued on next page)

(Continued from previous page)

(c) Includes shares of ARCO Common Stock held by the trustees of the Capital Accumulation Plan, the Savings Plan, and ARCO's Capital Accumulation and Savings Plans for the accounts of participants.

(d) The amounts shown include shares that may be acquired within the 60-day period following January 30, 1997 through the exercise of stock options covering ARCO Common Stock as follows: Mr. Bowlin, 210,731; Mr. Fernandes, 88,434; Mrs. Knowles, 30,030; Mr. Middleton, 115,000; Mr. Mut, 30,643;
    Mr. Tusinski, 10,270; and all directors and nominees and all executive officers as a group (including those just named), 485,108.

(e) Includes 10,000 shares of restricted ARCO Common Stock. Restricted stock includes voting rights and the rights to receive dividends.

(f) Does not include 35 shares held by adult son, as to which beneficial ownership is disclaimed.
(g) Does not include 211 shares held by adult sons, as to which beneficial ownership is disclaimed.

(h) Includes 1,922 shares that may be acquired within the 60-day period following January 30, 1997 through the exercise of stock options covering ARCO Common Stock held by spouse and 1,322 shares held for the account of spouse by the trustees of ARCO's Capital Accumulation and Savings Plans.

(i) Does not include 10 shares held by spouse, as to which beneficial ownership is disclaimed.

(j) Does not include 308 shares held for or by children, as to which beneficial ownership is disclaimed.

(k) Does not include 231 shares that may be acquired within the 60-day period following January 30, 1997 through the exercise of stock options covering ARCO Common Stock held by spouse and 439 shares held for the account of spouse by the trustees of ARCO's Capital Accumulation and Savings Plan, as to which beneficial ownership is disclaimed.

(l) Shares subject to shared voting and investment power with spouse.

(m) Does not include 3,600 shares held for children, as to which beneficial ownership is disclaimed.

(n) Includes 252 shares subject to shared voting and investment power with spouse.

(o) Includes 1,800 shares subject to shared voting and investment power. Does not include 3,943 shares held for or by family members, as to which beneficial ownership is disclaimed.

(p) Includes 252 shares subject to shared voting and investment power. Does not include 660 shares held by family members, as to which beneficial ownership is disclaimed.

                             ELECTION OF DIRECTORS

                              Item 1 on Proxy Card

  Pursuant to the Company's Certificate of Incorporation and its By-Laws, the members of the Board of Directors serve for one-year terms. The Board of Directors has fixed the number of directors constituting the whole Board at 11 and has selected the nominees listed below, who were recommended by the Nominating Committee (described below), for election to a term of one year. Each of the nominees is currently a director of the Company. Unless authority to vote for any nominee is withheld in the proxy, the persons named in the accompanying proxy intend to vote FOR the election of the 11 nominees for director listed below.

  All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of such nominee or nominees as may be recommended by the Board of Directors.

  Under the Delaware General Corporation Law, each of the nominees must receive a plurality of the votes of shares of Common Stock present in person or by proxy at the meeting to be elected as a director. Abstentions will be counted as shares present at the meeting.

  The following biographical information is furnished with respect to each of the nominees. The information includes age as of May 8, 1997, the date of the annual meeting, present position, if any, with ARCO Chemical, period served as a director, and other business experience during the past five years. Unless stated otherwise, the offices referred to below are offices with the Company or, prior to June 1987, the ARCO Chemical Division of ARCO. See "Transactions Between the Company and ARCO" at page 17.

[PHOTOGRAPHS       WALTER F. BERAN, 71
OF ALL DIRECTORS   Mr. Beran was elected a Director of the Company on
APPEAR IN          September 1, 1987. Mr. Beran is Chairman of Pacific
LEFT COLUMN]       Alliance Group (a financial services firm). Previously,
                   he served as Vice Chairman and Western Region Managing
                   Partner of Ernst & Whinney (accountants), a predecessor
                   to Ernst & Young. Mr. Beran is also a Director of
                   Fleetwood Enterprises, Inc., Pacific Scientific Company
                   and Vencor, Inc.

                   MIKE R. BOWLIN, 54
                   Mr. Bowlin was elected Chairman of the Board and a Director of the Company on May 11, 1995. Mr. Bowlin has been Chairman of the Board of ARCO since July 1995, the Chief Executive Officer of ARCO since July 1994,
                   President of ARCO since June 1993 and a Director of ARCO since June 1992. Mr. Bowlin served as Executive Vice
                   President of ARCO from June 1992 to May 1993 and Senior
                   Vice President of ARCO from July 1985 to June 1992. Mr.
                   Bowlin is also a Director of Wells Fargo and Company.

                   ANTHONY G. FERNANDES, 51
                   Mr. Fernandes was elected a Director of the Company on May 10, 1996. Mr. Fernandes has been an Executive Vice
                   President and Director of ARCO since September 1994.
                   Previously, he was Senior Vice President of ARCO and
                   President of ARCO Coal Company from July 1990 to
                   September 1994 and Vice President and Controller of ARCO from July 1987 to July 1990.

                   ALAN R. HIRSIG, 57
                   President and Chief Executive Officer
                   Mr. Hirsig was elected President and Chief Executive
                   Officer of the Company on January 1, 1991. He was elected an officer of the Company on June 22, 1987 and a Director of the Company on November 14, 1989. Previously, Mr.
                   Hirsig was President of the Company's European operations from July 1984 to December 1990 and a Senior Vice
                   President of the Company from July 1988 to December 1990.
                   Mr. Hirsig is also a Director of BetzDearborn Inc.

                   MARIE L. KNOWLES, 50
                   Mrs. Knowles was elected a Director of the Company on September 16, 1996. Mrs. Knowles previously served as a
                   Director of the Company from July 1991 to May 1996.
                   Mrs. Knowles has been an Executive Vice President, Chief
                   Financial Officer and a Director of ARCO since July 1996.
                   Previously, she was Senior Vice President of ARCO and
                   President of ARCO Transportation Company from June 1993 to July 1996, Vice President and Controller of ARCO from
                   July 1990 to May 1993, and Vice President of Finance,
                   Control, and Planning of ARCO International Oil and Gas
                   Company from July 1988 to July 1990. Mrs. Knowles is also a Director of Vastar Resources, Inc. and Phelps Dodge
                   Corporation.

                   JAMES A. MIDDLETON, 61
                   Mr. Middleton was elected a Director of the Company on February 15, 1989. Mr. Middleton has been Chairman and
                   Chief Executive Officer of Crown Energy Corp. (oil sand projects and oil and gas operations) since February 1996.
                   Mr. Middleton was an Executive Vice President and a
                   Director of ARCO from October 1987 until he resigned from those positions in September 1994. Mr. Middleton retired as an employee of ARCO in January 1995. Previously, he served as President of ARCO Oil and Gas Company from January 1985 to September 1990. Mr. Middleton is also a
                   Director of Crown Energy Corp. and Texas Utilities
                   Company.

                   STEPHEN R. MUT, 46
                   Mr. Mut was elected a Director of the Company on January
                   1, 1997. Mr. Mut has been Senior Vice President of ARCO since October 1994 and President of ARCO Global Energy
                   Ventures since September 1996. Previously, he was
                   President of ARCO Coal Company from October 1994 to
                   September 1996, Senior Vice President of Operations of
                   ARCO International Oil and Gas Company from December 1991 to October 1994, and Managing Director of ARCO British,
                   Ltd. from 1989 to December 1991.

                   FRANK SAVAGE, 58
                   Mr. Savage was elected a Director of the Company on July
                   22, 1993. Mr. Savage is Chairman of Alliance Capital
                   Management International and Chairman of Alliance
                   Corporate Finance Group, Inc. (financial services).
                   Previously, he was Senior Vice President of The Equitable
                   Life Assurance Society of the United States (financial services) from 1988 to 1996, Chairman of Equitable
                   Capital Management Corporation (which was merged into
                   Alliance Capital Management Corporation) from April 1992 to July 1993, and Vice Chairman and Head of International
                   Operations, Equitable Capital Management Corporation from
                   November 1986 to April 1992 and from June 1986 to April
                   1992, respectively. Mr. Savage is also a director of Alliance Capital Management Corporation, Lockheed Martin
                   Corporation, QUALCOMM Incorporated, and Southern Africa
                   Fund.

                   MARVIN O. SCHLANGER, 49
                   Executive Vice President and Chief Operating Officer
                   Mr. Schlanger was elected an officer of the Company on September 1, 1987 and a Director of the Company on November 14, 1989. He assumed his current position in November 1994. Previously, he was Senior Vice President of the Company and President of ARCO Chemical Americas
                   Company from August 1992 to November 1994, Senior Vice
                   President and Chief Financial Officer from October 1989 to August 1992 and Vice President, Worldwide Business
                   Management from September 1988 to September 1989. Mr.
                   Schlanger is also a Director of Roy F. Weston, Inc.

                   ROBERT H. STEWART, III, 71
                   Mr. Stewart was elected a Director of the Company on September 1, 1987. Mr. Stewart is Vice Chairman of Bank
                   One, Texas, N.A. (commercial bank). Mr. Stewart had been
                   Vice Chairman of the Board of Team Bank (commercial bank). Team Bancshares, Inc., the parent of Team Bank, was merged into BANC ONE CORPORATION, the parent of Bank
                   One, Texas, N.A., in November 1992. Previously, Mr.
                   Stewart served as Vice Chairman of LaSalle Energy Corp.
                   (gas pipeline business) from August 1987 to January 1990.

                   WALTER J. TUSINSKI, 49
                   Senior Vice President and Chief Financial Officer
                   Mr. Tusinski was elected Senior Vice President and Chief
                   Financial Officer and a Director of the Company on September 1, 1992. Previously, he served as Vice
                   President, New Business Ventures of ARCO International
                   Oil and Gas Company from September 1990 to August 1992 and Vice President, Planning and Control of ARCO Products
                   Company from October 1986 to August 1990.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

                                                              LONG-TERM
                                                            COMPENSATION
                                 ANNUAL COMPENSATION           AWARDS
                          --------------------------------- -------------
        NAME AND                                  OTHER                       ALL
       PRINCIPAL                                  ANNUAL                     OTHER
        POSITION          YEAR SALARY   BONUS  COMPENSATION STOCK OPTIONS COMPENSATION
       ---------          ---- ------- ------- ------------ ------------- ------------
                                 ($)     ($)       ($)           (#)          ($)
                                                   (A)           (B)         (C)(D)
Alan R. Hirsig..........  1996 592,308 450,000    71,728       55,900        82,240
President and             1995 542,308 585,000    45,852       44,300        76,571
 Chief Executive Officer  1994 496,154 375,000    83,856       34,200        73,703
Morris Gelb.............  1996 247,846 140,000    29,322       14,500        37,872
Vice President            1995 234,615 200,000    16,134       12,500        33,554
                          1994 225,769 120,000    34,268        8,800        37,699
Robert J. Millstone(e)..  1996 237,692 120,000    10,087       12,600        35,558
Vice President, General   1995 224,520 140,000     6,888        8,900        32,186
 Counsel and Secretary    1994 190,116  70,000     6,755        3,800        29,934
Marvin O. Schlanger.....  1996 421,154 300,000    16,736       30,800        52,793
Executive Vice President  1995 400,000 385,000     8,458       24,600        49,954
 and Chief Operating Of-
  ficer                   1994 332,808 250,000    16,860       18,600        43,563
Walter J. Tusinski .....  1996 307,692 169,000    13,170       18,200        55,031
Senior Vice President
 and                      1995 292,692 235,000     8,486       17,700        49,256
 Chief Financial Officer  1994 277,692 160,000     9,124       15,000        46,532

--------

(a) Includes amounts related to tax gross-ups in respect of financial counseling reimbursements and other miscellaneous items, and incremental interest accrued under the Key Management Deferral Plan that exceeds 120% of a specified IRS rate.

(b) These options were granted under the Company's 1990 Long-Term Incentive Plan. These options accrue dividend share credits. For a description of dividend share credits under the 1990 Long-Term Incentive Plan, see footnote (d) of this Summary Compensation Table.

(c) Includes 1996 contributions to the Executive Supplementary Savings Plan, incremental Executive Medical Insurance Plan (the "Executive Medical Plan") premiums, financial counseling reimbursements, certain amounts in respect of the Key Management Life Insurance Plan, employee stock ownership plan incentive program ("ESOP Incentive") payments, imputed income in respect of the Long-Term Disability Plan (the "LTD Plan"), and other miscellaneous payments, as follows:

                                      MR.    MR.      MR.       MR.      MR.
                                     HIRSIG  GELB  MILLSTONE SCHLANGER TUSINSKI
                                     ------ ------ --------- --------- --------
                                      ($)    ($)      ($)       ($)      ($)
   Executive Supplementary Savings
    Plan............................ 35,539 14,871  14,262    25,269    18,461
   Incremental Executive Medical
    Plan premiums...................  4,983  4,983   4,983     4,983     4,983
   Financial counseling
    reimbursements..................  4,050  5,000   4,800     1,500     7,870
   Key Management Life Insurance
    Plan............................ 22,953  8,076   7,962    11,674    12,893
   ESOP Incentive payments..........  2,532  1,463   1,099     1,072       769
   LTD Plan imputed income.......... 10,167  2,837   2,207     8,295     8,651
   Other miscellaneous payments.....  2,016    642     245         0     1,404

                                                       (Continued on next page)

(Continued from previous page)


   The amounts disclosed in respect of the Key Management Life Insurance Plan include certain reimbursements of premiums paid by the executive officer as well as the dollar value of the benefit to the executive officer of the premium paid by the Company during the fiscal year. The dollar value of the latter benefit is calculated by (i) treating the annual premium paid by the Company, less the portion of the premium attributable to death benefits payable to the Company and certain policy charges, as a demand loan from the Company to the executive officer and (ii) imputing interest on the demand loan at the applicable federal rate. The deemed amount of the benefit to the executive officer is the amount of interest imputed less the executive officer's contribution to the policy.

(d) Dividend share credits accrue on options granted under both the Company's 1987 Executive Long-Term Incentive Plan, which is not available for additional option grants, and the Company's 1990 Long-Term Incentive Plan. Dividend share credits are allocated to an optionee's account whenever dividends are declared on shares of Common Stock. The number of dividend share credits to be allocated on each dividend record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (x) the number of shares subject to outstanding options and (y) the number of dividend share credits then credited to the optionee's account and dividing the resulting figure by the fair market value of a share of Common Stock ("FMV") on such dividend record date. Upon the exercise, expiration or surrender of an option, an optionee may receive a cash payment in respect of the dividend share credits attributable to such option provided that certain performance-based conditions are satisfied. If FMV on the date of exercise, expiration or surrender is greater than the exercise price of the option, then the optionee is entitled to receive a cash payment equal to the number of dividend share credits attributable to such option multiplied by FMV on such date. If the option exercise price is greater than FMV on such date (i.e., the option is out of the money) and the fair market value of the dividend share credits (equal to FMV on such date multiplied by the number of dividend share credits) is equal to or less than the amount by which the aggregate exercise price of the option exceeds the aggregate FMV of the shares of Common Stock underlying such option (the "Out-of-the-Money Spread"), then the optionee is not entitled to receive any cash payment in respect of the dividend share credits. If the option is out of the money but the fair market value of the dividend share credits is greater than the Out-of-the-Money Spread, then the optionee is entitled to receive a cash payment in respect of the dividend share credits equal to the fair market value of the dividend share credits less the Out-of-the-Money Spread. The dividend share credit values realized in the table below and the dividend share credit values in the table set forth at footnote (c) of the Aggregated Option Exercises in 1996 and Year-End Option Values table at page 10 reflect the application of the foregoing cash payment formula. Dividend share credits accrued on Company options during 1994, 1995 and 1996 to the account of the named executive officers, and the value realized on exercise, were as follows:

                                  1994              1995              1996
                            ----------------- ----------------- -----------------
                            DIVIDEND          DIVIDEND          DIVIDEND
                             SHARE    VALUE    SHARE    VALUE    SHARE    VALUE
          NAME              CREDITS  REALIZED CREDITS  REALIZED CREDITS  REALIZED
          ----              -------- -------- -------- -------- -------- --------
                               #        $        #        $        #        $
   Mr. Hirsig..............  9,312         0   13,761      0     13,951  106,085
   Mr. Gelb................  3,149         0    4,469      0      4,633        0
   Mr. Millstone...........    878         0    1,582      0      2,238   46,117
   Mr. Schlanger...........  5,619   145,639    7,807      0      9,855        0
   Mr. Tusinski............  1,309         0    2,753      0      3,894        0

  Dividend share credit totals are rounded to the nearest whole number. FMV of Common Stock on December 31, 1994 was $44.125. FMV of Common Stock on December 31, 1995 was $48.625. FMV of Common Stock on December 31, 1996 was $49.375.

                                                        (Continued on next page)

(Continued from previous page)


  Certain officers and employees of the Company also have options for ARCO Common Stock granted by ARCO for services rendered to ARCO. Dividend share credits accrue on options for ARCO Common Stock in the same manner that dividend share credits accrue on options for Common Stock. Upon an ARCO employee becoming employed by the Company, the Company assumes ARCO's contingent future cash payment obligation with respect to all dividend share credits accrued on ARCO options allocated to such employee. Following, are cash payments received by the named individuals with respect to dividend share credits in connection with the exercise of ARCO options. During 1996: Mr. Gelb, $89,664; Mr. Schlanger, $106,229; and Mr. Tusinski, $93,435. During 1995: Mr. Gelb, $11,516 and Mr. Tusinski, $47,727. There
  were no cash payments received during 1994.

(e) Mr. Millstone was elected Vice President and General Counsel of the Company effective January 1, 1995.

                          STOCK OPTION GRANTS IN 1996

                                                                              POTENTIAL
                                                                           REALIZABLE VALUE
                                                                              AT ASSUMED
                                                                           ANNUAL RATES OF
                                                                             STOCK PRICE
                                                                          APPRECIATION FOR
                                    INDIVIDUAL GRANTS(A)                    OPTION TERM(B)
                         ------------------------------------------- ---------------------------
                                   % OF TOTAL
                                 OPTIONS GRANTED
                         OPTIONS  TO EMPLOYEES   EXERCISE EXPIRATION
          NAME           GRANTED     IN 1996      PRICE      DATE         5%            10%
          ----           ------- --------------- -------- ---------- ------------- -------------
                           (#)                    ($/SH)                  ($)           ($)
Alan R. Hirsig.......... 55,900       19.09       50.625   2/14/06       1,779,732     4,510,192
Morris Gelb............. 14,500        4.95       50.625   2/14/06         461,648     1,169,907
Robert J. Millstone..... 12,600        4.30       50.625   2/14/06         401,156     1,016,608
Marvin O. Schlanger..... 30,800       10.52       50.625   2/14/06         980,604     2,485,043
Walter J. Tusinski...... 18,200        6.22       50.625   2/14/06         579,448     1,468,434
Stock Price(c)..........                                                   82.4628      131.3082
All Stockholders(c).....                                             3,080,602,862 7,806,852,491

--------
(a) These options were granted under the Company's 1990 Long-Term Incentive Plan at an exercise price equal to the FMV on the date of grant, become exercisable on February 15, 2000, and earn dividend share credits. The options and the dividend share credits associated with such options are cancelled upon an optionee's termination of employment under certain specified circumstances. For a description of dividend share credits under the 1990 Long-Term Incentive Plan, see footnote (d) of the Summary Compensation Table at page 8.

(b) The potential realizable values presented are exclusive of the value, if any, that might be realized in the future in respect of dividend share credits.

(c) Based on total number of shares outstanding on December 31, 1996 of 96,759,317 and assumed purchase price of $50.625 per share.

         AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

                                                                          VALUE OF IN-THE-MONEY
                                                NUMBER OF UNEXERCISED    UNEXERCISED OPTIONS AT
                           SHARES              OPTIONS AT YEAR-END(A)        YEAR-END(B)(C)
                          ACQUIRED    VALUE   ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
                             (#)       ($)        (#)          (#)          ($)          ($)
Alan R. Hirsig..........    3,500     70,025    203,700      55,900      1,671,138         0
Morris Gelb.............        0          0     64,200      14,500        620,532         0
Robert J. Millstone.....    2,000     34,750     22,500      12,600        164,645         0
Marvin O. Schlanger.....        0          0    117,100      30,800        991,095         0
Walter J. Tusinski......        0          0     45,300      18,200        228,695         0

--------
(a) Each option carries with it the right to dividend share credits, as described in footnote (d) of the Summary Compensation Table at page 8.
(b) FMV of Common Stock on December 31, 1996 was $49.375.
(c) Set forth below are the values of aggregate dividend share credits accrued with respect to options held at year-end based on FMV of Common Stock on December 31, 1996 of $49.375. The dividend share credit values have been calculated based on the cash payment formula described in footnote (d) of the Summary Compensation Table at page 8, assuming the exercise of the corresponding options (even if not exercisable in fact) on December 31, 1996, as follows:

                                         YEAR-END DIVIDEND SHARE CREDIT VALUES
                                       -----------------------------------------
                                       EXERCISABLE OPTIONS UNEXERCISABLE OPTIONS
                                       ------------------- ---------------------
                                               ($)                  ($)
  Mr. Hirsig..........................      2,680,938             157,779
  Mr. Gelb............................      1,060,556              40,927
  Mr. Millstone.......................        239,208              35,564
  Mr. Schlanger.......................      1,608,933              86,934
  Mr. Tusinski........................        369,117              51,370

                               PENSION PLAN TABLE

  The following table shows estimated annual pension benefits payable to employees, including executive officers of the Company, upon retirement at age 65 under the provisions of the ARCO Chemical Company Retirement Plan and the ARCO Chemical Company Supplementary Executive Retirement Plan as in effect on December 31, 1996.

AVERAGE FINAL EARNINGS
  (SALARY PLUS BONUS)
     HIGHEST THREE
   CONSECUTIVE YEARS          APPROXIMATE ANNUAL BENEFIT FOR YEARS OF
SINCE DECEMBER 31, 1978          MEMBERSHIP SERVICE INDICATED(B)(C)
-----------------------   -----------------------------------------------------
                          15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
                          --------   --------   --------   --------   --------
      $  300,000          $ 66,371   $ 89,995   $113,618   $137,242   $160,866
         400,000            88,871    120,495    152,118    183,742    215,366
         500,000           111,371    150,995    190,618    230,242    269,866
         600,000           133,871    181,495    229,118    276,742    324,366
         700,000           156,371    211,995    267,618    323,242    378,866
         800,000           178,871    242,495    306,118    369,742    433,366
         900,000           201,371    272,995    344,618    416,242    487,866
       1,000,000           223,871    303,495    383,118    462,742    542,366
       1,100,000           246,371    333,995    421,618    509,242    596,866
       1,200,000           268,871    364,495    460,118    555,742    651,366

--------------------------------------------------------------------------------
(a) The Retirement Plan and the Supplementary Executive Retirement Plan cover the compensation reported as salary and bonus in the Summary Compensation Table. Retirement benefits are based on years of participation service and the employee's compensation during the highest three consecutive years of service since December 31, 1978.

(b) The amounts shown in the above table are necessarily based upon certain assumptions, including retirement of the employee on December 31, 1996 and payment of the benefit under the basic form of allowance provided under the Retirement Plan (payment for the life of the employee only with a guaranteed minimum payment period of 60 months). The benefits shown are not subject to deduction for Social Security benefits or other offset amounts.

(c) As of December 31, 1996, the credited years of service under the Retirement Plan for the five named executive officers were as follows: Mr. Hirsig, 35.58; Mr. Gelb, 27.33; Mr. Millstone, 8.00; Mr. Schlanger, 22.00; and Mr. Tusinski, 4.33.

PERFORMANCE GRAPHS

                     COMPARISONS OF CUMULATIVE TOTAL RETURN

  The performance graphs below compare the cumulative total stockholder return of the Company with the cumulative total return of the S&P 500 Stock Index and the S&P Chemicals Index for the five-year and nine-year periods ended December 31, 1996. The longer period comprises the nine calendar years since the initial public offering of the Company's Common Stock in October 1987. The performance graphs assume an initial investment of $100 in the Company's Common Stock and in each of the comparative indices and assume the reinvestment of all dividends.

                       Five-Year Cumulative Total Return

                             [GRAPH APPEARS HERE]

                              12/31/91     12/31/92     12/31/93     12/31/94     12/31/95     12/31/96
ARCO Chemical                 $100.00      $116.63      $122.21      $131.40      $153.30      $163.28
S&P 500 Stock Index           $100.00      $107.62      $118.46      $120.03      $165.13      $203.05
S&P Chemical Index            $100.00      $109.50      $122.46      $141.77      $185.19      $244.65

                       Nine-Year Cumulative Total Return

                             [GRAPH APPEARS HERE]

                       12/31/87  12/31/88  12/31/89  12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95  12/31/96
ARCO Chemical          $100.00   $100.71   $133.10   $138.87   $167.05   $194.83   $204.15   $219.50   $256.09   $272.76
S&P 500 Stock Index    $100.00   $116.61   $153.56   $148.79   $194.12   $208.92   $229.97   $233.01   $320.58   $394.18
S&P Chemical Index     $100.00   $106.71   $137.78   $116.99   $152.57   $167.06   $186.83   $216.29   $282.54   $373.26

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of ARCO Chemical's Board of Directors (the "Compensation Committee") administers ARCO Chemical's executive compensation. The Compensation Committee is composed of the individuals listed below, all of whom are non-employee directors.

  ARCO Chemical's executive compensation policy links the elements of executive pay to Company and individual performance. The compensation program is intended to attract, motivate and retain high caliber executive personnel, and to deliver short and long-term compensation predicated on achievement of Company objectives and performance relative to its chemical industry competitors.

  Each year the Compensation Committee conducts a full review of ARCO Chemical's performance and executive compensation. The evaluation of Company performance is based on an assessment of financial performance as compared to the S&P Chemicals group, and the achievement of Company financial and other business objectives. Financial performance comparisons to the S&P Chemicals group include such factors as relative net income, net income growth, return on sales, return on capital employed, return on stockholders' equity, and total return to stockholders. The Compensation Committee does not, however, apply any specific quantitative formulas in arriving at its compensation decisions. ARCO Chemical's 1996 full-year performance met most of its financial objectives. Annual performance was below the average of the competitor group, but the Company has sustained longer term performance around the median tier of the competitor group on several key measures. In addition, several important business initiatives were implemented that are designed to position the Company for continued success.

  The Company also established specific internal goals and objectives for 1996. The Company met or exceeded its objectives in 1996 on its key internal goals.

  Given the above, the Compensation Committee has approved total compensation below last year and below the expected competitor average.

 Components of Executive Compensation

  The Company's executive compensation program is designed to emphasize incentive compensation through the use of annual cash bonuses and equity-based long-term incentives. These incentive opportunities represent a variable component of pay which, when combined with base pay, provide total compensation that reflects both individual and Company performance. Total compensation levels are measured against other chemical companies whose size and character are similar to ARCO Chemical.

  The components of executive compensation each play a specific role in the achievement of the desired total compensation position.

  The Company maintains a target executive base pay structure at approximately the average of the competitor group. Aggregate and individual base pay levels are reviewed regularly, and individual pay adjustments are considered based on individual performance, contribution to corporate results, and relative position to peers both within and outside the Company.

  Executives are considered for incentive compensation designed to motivate and reward superior business results through the Company's Annual Incentive Plan and 1990 Long-Term Incentive Plan.

  The Annual Incentive Plan provides for cash incentive payments based on Company and individual performance. The establishment of target incentive levels is based on the Company performance criteria described above, which are the same measures used for the broad-based incentive plan applicable to the majority of the Company's employees worldwide. Individual awards under the plan vary from the target level based on differences in individual performance.

  The 1990 Long-Term Incentive Plan is the key component in positioning total compensation at levels reflecting Company performance. The plan provides for the granting of stock options, which carry with them the right to receive dividend share credits, or DSCs. The DSCs are calculated based on Common Stock dividend payments. The Compensation Committee believes stock options with dividend share credits are an effective long-term award instrument because they focus management's attention on total return to stockholders through share price appreciation and dividend payments.

  Based on an assessment of annual and longer term Company performance, a target level of total compensation as measured against the competitor group is established. Stock option grant guidelines for each executive grade are set at levels that, when combined with base pay and annual incentives, result in total compensation approximating the target level. Variations in individual awards are made based on differences in contributions and performance.

 CEO Compensation

  The compensation level for the CEO is set based on Company performance and on competitive pay levels. CEO compensation is measured against the average of similar positions reported in the proxy statements of competitor companies whose size and character are similar to ARCO Chemical.

  In establishing the compensation of Alan R. Hirsig, the Company's CEO, the Compensation Committee recognized that the Company achieved most of its 1996 goals and objectives. Five-year return on stockholder's equity (ROSE) and return on capital employed (ROCE) are at or above the average of the competitor group. Additionally, the Company completed two significant strategic transactions during 1996: the sale of its plastics business to NOVA Chemicals, and the purchase of Olin Corporation's TDI and ADI businesses.

  Based on the Company's performance, and consistent with the compensation philosophy outlined above, the Compensation Committee recommended, and the Board approved, the following 1996 compensation for Mr. Hirsig:

  Mr. Hirsig's base pay for 1996 was set at $600,000, an increase of $50,000 over 1995 levels. This increase was intended to move Mr. Hirsig's base pay nearer to the competitive average.

  Mr. Hirsig's Annual Incentive Plan award for 1996 was $450,000, down from the 1995 level of $585,000. This decline reflected the Compensation Committee's judgment regarding 1996 Company performance and competitive positioning.

  In February 1996, Mr. Hirsig was awarded 55,900 options under the 1990 Long-Term Incentive Plan. This long-term compensation exceeded competitive levels and helped place Mr. Hirsig's 1996 total compensation around the average of the competitor group.

 Deductibility of Compensation under Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1,000,000 paid to the Company's CEO or any one of the four other most highly compensated officers, unless such compensation qualifies as "performance-based" within the meaning of Section 162(m). In 1996, no ARCO Chemical officer realized qualifying compensation in excess of $1,000,000.

 Summary

  The Compensation Committee believes that compensation levels of ARCO Chemical Company executives clearly and appropriately reflect individual and Company performance. Base pay levels recognize individual performance and competitive pay levels. Awards under the Annual Incentive Plan are based on several measures of Company performance relative to its peers and against internally established objectives. Grants of stock options under the 1990 Long-Term Incentive Plan are designed to achieve a total compensation target that reflects both annual and longer term Company performance versus the competitor group.

                                          Robert H. Stewart, III, Chairman
                                          Walter F. Beran
                                          Mike R. Bowlin
                                          James A. Middleton
                                          Frank Savage

                               BOARD OF DIRECTORS

DIRECTORS' MEETINGS

  An annual meeting of the Board of Directors will be held each year in conjunction with the annual meeting of stockholders (held in May) for the purposes of organization, election or appointment of officers and the transaction of other business. Regular meetings of the Board may be held without notice at such times as the Board may determine. The Board generally holds regular meetings in January, February, May, July, October, and November. Special meetings may be called by the Chairman of the Board, the President, or a majority of the directors in office. The By-Laws permit action to be taken without a meeting if all members of the Board consent to such action in writing.

  The Board of Directors met seven times during 1996. Except as noted below, all of the Company's incumbent directors attended 75% or more of the aggregate of all meetings of the Board of Directors and committees on which they served during 1996. Mr. Middleton attended 69% of the meetings of the Board of Directors and committees on which he served in 1996. Mr. Mut was elected a director of the Company on January 1, 1997.

AUDIT COMMITTEE

  The Audit Committee of the Board of Directors reviews the integrity of the Company's accounting and financial reporting standards and practices, maintains communications between the Board of Directors and external and internal auditors, and initiates special investigations as deemed necessary. The Audit Committee also reviews at least once a year all agreements between the Company and ARCO (including their subsidiaries and affiliates) to assure that such agreements are fair to the Company and all its stockholders. The independent accountants and the internal auditors have full and free access to the Audit Committee and meet with it, with and without management being present, to discuss all appropriate matters. No member of the Audit Committee is an officer or employee of the Company or of ARCO (including their subsidiaries and affiliates). The Audit Committee met three times during 1996.

  The Audit Committee currently consists of Messrs. Beran (Chairman), Savage, and Stewart.

COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors reviews and approves employee compensation plans and such other benefits as it deems advisable, makes recommendations to the Board as to management succession plans, and administers the Company's Annual Incentive Plan. No member of the Compensation Committee is an employee of the Company, no member is eligible to participate in any benefit plan of the Company that is administered by the Compensation Committee, and no member is eligible or will be eligible to participate in any benefit plan of the Company other than the Retirement Plan for Outside Directors (described below) and the Deferral Plan for Outside Directors (described below). The Compensation Committee met three times during 1996. A special subcommittee of the Compensation Committee, the Long-Term Incentive Plan

Administration Subcommittee (the "Subcommittee"), administers the Company's long-term incentive plans. The Subcommittee consists of those members of the Compensation Committee who are "outside directors" within the meaning of
Section 162(m) of the Internal Revenue Code. The Subcommittee met once during 1996.

  The Compensation Committee Report on Executive Compensation begins at page
12.

  The Compensation Committee currently consists of Messrs. Beran, Bowlin, Middleton, Savage, and Stewart (Chairman). The Subcommittee currently consists of Messrs. Beran, Savage, and Stewart (Chairman).

CONTRIBUTIONS COMMITTEE

  The Contributions Committee of the Board of Directors reviews and approves the Company's charitable contributions budget, approves contributions involving multi-year commitments, and assures accountability for charitable contributions and activities. The Contributions Committee met once during 1996.

  The Contributions Committee currently consists of Messrs. Hirsig, Savage (Chairman), and Tusinski.

ENVIRONMENT, HEALTH, AND SAFETY COMMITTEE

  The Environment, Health, and Safety Committee reviews and assesses the Company's policies, procedures, and practices relating to (i) protection of the environment and the health and safety of employees, customers, contractors, and the public, (ii) compliance with applicable laws and regulations, (iii) cleanup or remediation of waste sites or excursions, and (iv) development of the Company's environmental, health, and safety goals and objectives, and makes recommendations to the Board as to such policies, procedures, and practices. The Environment, Health, and Safety Committee met three times during 1996.

  The Environment, Health, and Safety Committee currently consists of Messrs. Fernandes, Hirsig, Middleton, and Savage (Chairman).

EXECUTIVE COMMITTEE

  The Executive Committee of the Board of Directors has and may exercise all the authority of the Board of Directors in the management of the Company in the interim between meetings of the Board. The Executive Committee did not meet during 1996.

  The Executive Committee currently consists of Messrs. Bowlin (Chairman), Hirsig, and Savage.

FINANCE COMMITTEE

  The Finance Committee of the Board of Directors reviews and makes recommendations to the Board regarding proposals for the issuance of securities to the public, proposed loans, borrowings and credit agreements, proposed capital projects over $25 million, proposed business acquisitions and divestitures, mergers and joint ventures, all budgets and long range plans, dividend policy and the capital structure of the Company. The Finance Committee met four times during 1996.

  The Finance Committee currently consists of Mrs. Knowles (Chair), and Messrs. Fernandes, Hirsig, Mut, and Tusinski.

NOMINATING COMMITTEE

  The Nominating Committee of the Board of Directors considers and makes recommendations to the Board as to persons who it believes should be considered for Board membership, and makes recommendations relating to the selection, tenure, and retirement of directors. The Nominating Committee met once during 1996. The Nominating Committee will consider nominees recommended by stockholders. Such recommendations should be submitted to the Secretary of the Company.

  The Nominating Committee currently consists of Messrs. Bowlin, Hirsig, and Savage (Chairman).

COMPENSATION OF DIRECTORS

 Director's Fees

  Directors who are employees of the Company or of ARCO are not paid any fees or additional compensation for service as members of the Board or any committee thereof. Directors who are not employees of the Company or of ARCO receive an annual retainer of $40,000 plus $1,000 for each Board or committee meeting attended, and are reimbursed for travel and other related expenses incurred in attending such meetings. In addition, the Chairmen of the Audit and Compensation Committees receive $18,000 per year, the Chairman of the Environment, Health, and Safety Committee receives $10,000 per year, and the Chairmen of the Nominating and Contributions Committees receive $5,000 per year. Outside directors are not eligible to participate in the Company's stock option or other benefit plan programs, but may participate in the plans described below, which, except as otherwise described, are administered by a committee of three Company officers who are not members of the Board of Directors.

 Retirement Plan for Outside Directors

  The ARCO Chemical Company Retirement Plan for Outside Directors is an unfunded, non-qualified retirement plan for directors who are not employees of the Company. Such directors are eligible to receive benefits after serving three years as a member of the Board of Directors. The annual retirement benefit is equal to the director's annual retainer immediately preceding the participant's retirement from the Board. The benefit is payable for the period equal to the time such participant served on the Board as an outside director. Benefits commence following retirement or attainment of the age of 65, whichever is later. In addition, the benefit is payable for life to directors who have served for 15 or more years as an outside director. A surviving beneficiary is entitled to receive 50% of the benefits otherwise payable to the director for the payment period otherwise applicable to the director.

 Deferral Plan for Outside Directors

  The ARCO Chemical Company Deferral Plan for Outside Directors permits outside directors to defer up to 100% of their annual retainer and meeting fees and any committee chairmanship and meeting fees to which they are entitled. The deferral accounts of Messrs. Beran, Middleton, Savage, and Stewart accrued interest that exceeded 120% of a specified IRS rate in the amounts of $6,470, $841, $3,465, and $6,633, respectively, in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Bowlin served on the Compensation Committee during 1996. Mr. Bowlin, as Chairman of the Board of the Company, is an ex officio officer of the Company under its By-Laws. Mr. Bowlin receives no compensation from the Company and is not eligible to participate in any Company benefit plan.

                   TRANSACTIONS BETWEEN THE COMPANY AND ARCO

  In June 1987, ARCO transferred substantially all the assets and liabilities of the oxygenates and polystyrenics businesses of the then ARCO Chemical Division to the Company in exchange for 80,000,001 shares of Common Stock, representing all of the issued and outstanding Common Stock of the Company prior to October 5, 1987 (the date of the initial public offering of the Common Stock) and approximately 82.6% of the outstanding Common Stock at the record date.

  In conjunction therewith, the Company and ARCO entered into a number of agreements for the purpose of defining the ongoing relationship between them. These agreements were developed in connection with the establishment of the Company by ARCO and, therefore, were not the result of arms-length negotiations between independent parties. Certain of these agreements are between the Company and Lyondell Petrochemical Company ("Lyondell"). As of February 1, 1997, ARCO owned 49.9% of the outstanding common stock of Lyondell. In 1994, ARCO issued Exchangeable Notes due 1997, which, at ARCO's option, can be exchanged at maturity into Lyondell common stock or cash of equal value. If ARCO elects to deliver shares of Lyondell common stock at maturity, ARCO's equity interest in Lyondell will be substantially reduced or eliminated. The Company continues to treat Lyondell as a related party.

  It was the intention of the Company and ARCO that the 1987 agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that was fair to both parties, while continuing certain mutually beneficial joint arrangements.

  Subsequent to 1987, additional or modified agreements, arrangements, and transactions have been entered into by the Company, ARCO, and Lyondell, and their respective subsidiaries, and other such agreements, arrangements, and transactions may be entered into in the future. Any future agreements, arrangements, and transactions will be determined through negotiation between the Company and ARCO or Lyondell, or their respective subsidiaries, as the case may be.

  Periodically, and at least annually, the Audit Committee of the Board of Directors reviews these agreements to assure that such agreements are fair to the Company and its stockholders. See "Board of Directors-Audit Committee" on page 14. Nevertheless, there can be no assurance that each of such agreements, or the transactions provided for therein, was, or will be in the future, on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

  The following is a summary of the principal arrangements between the Company and ARCO, and between the Company and Lyondell.

AGREEMENTS WITH ARCO

 Supply, Sales, and Services

  The Company has a number of ongoing supply, sales, and services agreements with various divisions and subsidiaries of ARCO, including Vastar Resources, Inc. ("Vastar"). For the year ended December 31, 1996, the Company purchased from ARCO and its subsidiaries approximately $31 million of products and plant services. The Company sold to ARCO and its subsidiaries, approximately $179 million of products during the same period.

 Administrative Services Agreement

  The Company and ARCO are parties to an agreement (the "Administrative Services Agreement") under which ARCO has provided various services to the Company and the Company has provided various services to ARCO since October 1, 1987. The services that ARCO currently provides thereunder to the Company include insurance, aviation, telecommunications, internal audit, payroll and employee benefits administration, employee assistance program services, certain tax and legal services, and services relating to the issuance of commercial paper and the investment of excess cash. The services that the Company currently provides thereunder to ARCO include environmental technical services, research and development assistance, information and communication systems support, and certain legal services. The Administrative Services Agreement continues in effect from year to year unless terminated by either party upon 12 months prior notice. Either party may terminate any type of service that it receives under the Administrative Services Agreement at any time upon 90 days prior notice. For the year ended December 31, 1996, the Company paid ARCO a total of approximately $30 million and ARCO paid the Company a total of approximately $1 million under the Administrative Services Agreement and other such agreements (principally including the lease described below).

 Leases

  The Company leases its facility in Newtown Square, Pennsylvania from ARCO. In 1997, the Company renewed the lease for an additional term of five years, ending in 2002. The annual rent paid to ARCO during the renewal term will be $6.5 million.

 Cross-Indemnification Agreement

  The Company and ARCO are parties to a cross-indemnification agreement (the "Cross-Indemnification Agreement") that obligates the Company to indemnify ARCO against substantially all claims relating to the oxygenates and polystyrenics businesses transferred to the Company and certain assets relating thereto. Conversely, the Cross-Indemnification Agreement obligates ARCO to indemnify the Company against claims not relating to the assets, subsidiaries, or business operations transferred to the Company.

 Tax Sharing Agreement

  The Company and its subsidiaries are members of an affiliated group of corporations which files a consolidated federal income tax return with ARCO. The Company and ARCO are parties to a Tax Sharing Agreement, which applies to all taxable years in which the Company and its subsidiaries are included in the ARCO affiliated group's consolidated return and the five taxable years thereafter. Subject to certain exceptions, for periods after June 30, 1987 and prior to January 1, 1995, the Company's share of the ARCO affiliated group's federal income tax liability is determined under the Tax Sharing Agreement as if the Company and its subsidiaries filed a hypothetical separate consolidated federal income tax return. In May 1994, the Company and ARCO agreed to a one-time modification to the Tax Sharing Agreement. The modification permitted the Company to offset ARCO's excess foreign tax credits against its pro forma residual federal tax liability related to a foreign tax refund to the Company of approximately $20 million.

  The Company and ARCO entered into an amended and restated version of the Tax Sharing Agreement (the "Amended Agreement") effective as of January 1, 1995. Except as noted below, the Company and its subsidiaries will continue to compute their share of the ARCO affiliated group's federal income tax liability on a stand-alone basis. The Amended Agreement will permit the Company to reduce its federal income tax liability through the use of certain tax attributes that produce a benefit to the ARCO affiliated group, but would not otherwise benefit the Company on a stand-alone basis. ARCO must keep the Company informed of audits and related litigation that may affect the Company, and the Company has rights to participate in such audits and related litigation. In addition, under certain limited circumstances and after consultation with the Company, ARCO may adjust, compromise or settle issues common to ARCO and the Company, on terms that, in the opinion of independent counsel are at least as favorable as the likely results of continuing to contest such issues, without indemnifying the Company for the increased tax liability arising therefrom. In 1996, the Amended Agreement permitted the Company to use approximately $8 million of ARCO's excess foreign tax credits against the Company's pro forma residual federal income tax liability.

 Intellectual Property

  ARCO has assigned to the Company various United States and foreign trademarks, together with the registrations and applications therefor, and has granted the Company a non-exclusive license to use other trademarks which contain the word "ARCO" and to use ARCO's spark design as a logo. ARCO also has assigned to the Company over 300 U.S. patents and patent applications and many corresponding foreign patents and patent applications relating to the Company's areas of interest.

CERTIFICATE OF INCORPORATION PROVISIONS RELATING TO CORPORATE OPPORTUNITIES

  In order to address certain potential conflicts of interest between the Company and ARCO, the Company's Certificate of Incorporation contains provisions regulating and defining the conduct of certain affairs of the Company as they may involve ARCO and its officers and directors, and the powers, rights, duties, and liabilities of the Company and its officers, directors, and stockholders in connection therewith. In general, these provisions recognize that from time to time the Company and ARCO may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunity. The Certificate of Incorporation provides that ARCO shall have no duty to refrain from (1) engaging in business activities or lines of business the same as or similar to those of the Company,
(2) doing business with any customer of the Company, or (3) employing any officer or employee of the Company, and neither ARCO nor any officer or director of ARCO will be liable to the Company or to its stockholders for breach of any fiduciary duty by reason of any such activities of ARCO or of such person's participation therein. The Certificate of Incorporation provides certain directives as to how a corporate opportunity is to be handled when presented to an officer or director of either company. It also provides that ARCO is not under any duty to present any corporate opportunity to the Company that may be a corporate opportunity for both ARCO and the Company, and ARCO will not be liable to the Company or its stockholders for breach of any fiduciary duty as stockholder of the Company by reason of the fact that ARCO pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not present the corporate opportunity to the Company.

AGREEMENTS WITH LYONDELL

  Lyondell provides to the Company a portion of the feedstocks purchased by the Company for its manufacturing facilities located at Bayport and Channelview, Texas. Lyondell also provides processing services and products to the Company, as well as certain plant services at Channelview, Texas. The Company in turn provides certain products and services to Lyondell. The Company has granted Lyondell royalty-free, non-exclusive licenses for the technology necessary to produce methyl tertiary butyl ether and isopropyl alcohol at Lyondell's petrochemical complex in Channelview, Texas. For the year ended December 31, 1996, the Company purchased from Lyondell approximately $253 million of feedstocks, products, and plant services. The Company sold Lyondell approximately $1 million of products and services during the same period.


 PROPOSAL TO APPROVE AND RATIFY AN AMENDMENT TO THE ARCO CHEMICAL COMPANY 1990
                            LONG-TERM INCENTIVE PLAN

                              Item 2 on Proxy Card

DESCRIPTION OF PLAN

  The ARCO Chemical Company 1990 Long-Term Incentive Plan (the "1990 Plan") provides for nonqualified options--options that are not "qualified stock options" within the meaning of the Internal Revenue Code (the "Code")--for shares of Common Stock to be granted to management employees and selected other key employees of the Company. The purposes of the 1990 Plan are to encourage management employees to focus on the long-range growth and profitability of the Company, to reward them for success in achieving specific long-range goals and to facilitate the attraction and retention of employees of superior capability. At December 31, 1996, the Company's management employee group numbered 31 individuals.

  The 1990 Plan is administered by the Long-Term Incentive Plan Administration Subcommittee of the Compensation Committee of the Board of Directors. All of the members of the Subcommittee are "outside directors" within the meaning of
Section 162(m) of the Code.

  The 1990 Plan provides that the terms of any option granted shall be fixed by the Subcommittee, provided that the option price may not be less than the fair market value of Common Stock on the date of grant, the option period may not exceed 10 years and the option may not be exercised less than one year following the date of grant. The 1990 Plan also provides that the aggregate number of options awarded to any individual in any calendar year may not exceed 25% of the total number of options granted under the 1990 Plan in such calendar year. All options granted to date under the 1990 Plan have been priced at the fair market value on the date of grant and have had an option period of 10 years.

  The options granted under the 1990 Plan carry eligibility for dividend share credits. Dividend share credits (DSCs) are allocated to an optionee's account whenever dividends are declared on shares of Common Stock. The number of DSCs to be allocated on each dividend record date to an optionee's account is computed by multiplying the dividend rate per share of Common Stock by the sum of (x) the number of shares subject to outstanding options and (y) the number of DSCs then credited to the optionee's account and dividing the resulting figure by the fair market value of a share of Common Stock ("FMV") on such dividend record date.

  The 1990 Plan sets forth a performance-based criterion for determining the cash payment that an optionee may receive, if any, with respect to accrued DSCs in connection with the exercise, expiration or surrender of options. On the date of exercise, expiration or surrender (the "Determination Date") of any option, DSCs attributable to such option are cancelled. The optionee is entitled to receive a cash payment in respect of the cancelled DSCs only if (1) the fair market value of such DSCs (equal to the FMV of a share of Common Stock on the Determination Date multiplied by the number of such DSCs) exceeds (2) the aggregate exercise price of such option less the aggregate FMV on the Determination Date of the shares of Common Stock underlying such option. If the performance-based criterion is met, the optionee is entitled to receive a cash payment equal to the difference between (1) the fair market value of such DSCs and (2) the amount, if any, by which the aggregate exercise price of such option exceeds the aggregate FMV of the shares of Common Stock underlying such stock option. With respect to the Company's Chief Executive Officer and four other most highly compensated officers, no cash payment may be made in respect of DSCs unless the Subcommittee has certified in writing that the performance-based criterion has been met.

  Options and the dividend share credits associated with each such option are cancelled upon an optionee's termination of employment under certain specified circumstances, including discharge for cause and resignation without approval of the Company. Prior to the proposed amendment, the 1990 Plan provided that no grants of options were to be made under the 1990 Plan after December 31, 1996.

PROPOSED AMENDMENT

  On February 20, 1997, the Subcommittee adopted, subject to stockholder approval and ratification, an amendment to the 1990 Plan (i) extending the period during which options may be granted under the 1990 Plan until December 31, 1998 and (ii) increasing the number of shares for which options may be granted thereunder from 2,200,000 to 3,000,000. This amendment is necessary to enable the Subcommittee to continue to authorize grants of options under the 1990 Plan in the future at levels consistent with the stated purposes of the 1990 Plan and consistent with the compensation policies described in the Compensation Committee Report on Executive Compensation. As of December 31, 1996, options for a total of 181,110 shares of ARCO Chemical Common Stock remained available for grant under the 1990 Plan.

  The following table sets forth the aggregate number of options granted under the 1990 Plan from its commencement through February 20, 1997 to the named executive officers of the Company, to all of the Company's current executive officers as a group, and to all of the Company's employees as a group (excluding the preceding executive group).

                                                                     NUMBER OF
                                                                      OPTIONS
       NAME                                                        GRANTED(1)(2)
       ----                                                        -------------
Alan R. Hirsig....................................................     306,300
Morris Gelb.......................................................      85,400
Robert J. Millstone...............................................      50,300
Marvin O. Schlanger...............................................     178,000
Walter J. Tusinski................................................      80,400
Executive Group...................................................     807,100
Non-Executive Officer Employee Group..............................   1,351,190

--------
(1) Any grants of options for shares in excess of 2,200,000 are subject to stockholder approval and ratification of the proposed amendment.

(2) Options granted under the 1990 Plan during the period January 1, 1996 through February 20, 1997 will become exercisable four years after the date of grant. Options granted previously under the 1990 Plan have been exercisable one year after the date of grant.

VOTES REQUIRED FOR APPROVAL

  This proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting. Abstentions will be counted as shares present at the meeting. Broker non-votes, if any, will not be counted as shares present at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL AND RATIFICATION OF THE PROPOSED AMENDMENT TO THE ARCO CHEMICAL COMPANY 1990 LONG-TERM INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

          PROPOSAL TO APPROVE THE APPOINTMENT OF INDEPENDENT AUDITORS

                              Item 3 on Proxy Card

  The Board of Directors has appointed Coopers & Lybrand L.L.P., independent accountants, to audit the consolidated financial statements of the Company and its subsidiaries for the year ending December 31, 1997. Coopers & Lybrand L.L.P. has acted as the Company's independent auditors since June 1987. The firm has acted as the independent auditor (i) for ARCO, the Company's principal stockholder, for many years, (ii) for Lyondell since July 1, 1988, and (iii) for Vastar since July 5, 1994. In addition, from time to time, the firm performs consulting work for the Company and for ARCO. The firm has no other relationship with the Company or ARCO or any of their subsidiaries or affiliates except the existing professional relationships of independent accountants.

  Representatives of Coopers & Lybrand L.L.P. will be present at the meeting and will have the opportunity to make a statement if they desire to do so. These representatives will also be available to respond to appropriate questions.

  This proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting. Abstentions will be counted as shares present at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 1997. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

                                 OTHER BUSINESS

  The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters should properly come before the meeting, the persons named in the enclosed proxy form will vote the proxies in accordance with their best judgment.

                        VOTING OF STOCK IN PLAN ACCOUNTS

  The Company's Capital Accumulation and Savings Plans, and certain employee benefit plans of ARCO and other affiliates in which Common Stock may be held, permit plan participants to direct the plan trustees how to vote the Common Stock allocated to their accounts. The trustee for each such plan will vote all shares of Common Stock for which no participant directions are received in the same proportion as all the shares of Common Stock for which directions are received.

                               PROXY SOLICITATION

  The expense of soliciting proxies will be paid by the Company. Solicitations will be made primarily through the use of the mails. In addition, some of the officers and other employees of the Company may solicit proxies personally, by telephone and by mail, if deemed appropriate. Brokers and nominees will be requested to obtain voting instructions from beneficial owners of stock registered in their names.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1998 Annual Meeting must be received by December 1, 1998. Such proposals should be addressed to the Secretary.

                        ADDITIONAL INFORMATION AVAILABLE

  THE COMPANY FILES AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY OBTAIN A COPY OF THIS REPORT (WITHOUT EXHIBITS), WITHOUT CHARGE, BY WRITING TO THE COMPANY'S INVESTOR RELATIONS DEPARTMENT.

By order of the Board of Directors

/s/ Robert J. Millstone
Robert J. Millstone
Vice President,General Counsel and Secretary

Newtown Square, Pennsylvania
March 31, 1997

                               ARCO CHEMICAL COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 THE COMPANY FOR THE ANNUAL MEETING ON MAY 8, 1997

    The undersigned hereby constitutes and appoints Alan R. Hirsig, Robert J. Millstone, and Walter J. Tusinski, and each of them, true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of ARCO CHEMICAL COMPANY to be held at the Conference Center at the Company's Headquarters, 3801 West Chester Pike, Newtown Square, Pennsylvania, on Thursday, May 8, 1997, and at any adjournments thereof, on all matters coming before said meeting, including (1) the election of 11 directors, (2) approval of an amendment to the ARCO Chemical Company 1990 Long-Term Incentive Plan, and
    (3) approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the year 1997.

    Nominees for election as director:

    Walter F. Beran       Stephen R. Mut          COMMENTS OR CHANGE OF ADDRESS
    Mike R. Bowlin        Frank Savage            -----------------------------
    Anthony G. Fernandes  Marvin O. Schlanger     -----------------------------
    Alan R. Hirsig        Robert H. Stewart, III  -----------------------------
    Marie L. Knowles      Walter J. Tusinski      -----------------------------
    James A. Middleton
                                 (If you have written in the above space, please
                                  mark the corresponding box on the reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR                                      SEE
CHOICES BY MARKING THE APPROPRIATE                                    REVERSE
BOXES, SEE REVERSE SIDE, BUT YOU NEED                                   SIDE
NOT MARK ANY BOXES IF YOU WISH TO VOTE
IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THIS PROXY CANNOT BE VOTED UNLESS YOU SIGN AND RETURN IT.


P R O X Y

X  PLEASE MARK YOUR
   VOTES LIKE THIS.                                                        1018


  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
--------------------------------------------------------------------------------
                                     FOR    WITHHELD
1. Election of  Directors            [_]      [_]
For, except vote withheld for the following nominee(s):


------------------------------------------------------------------------------

                                     FOR     AGAINST   ABSTAIN
2. Approval of amendment to ARCO     [_]       [_]       [_]
   Chemical Company 1990 Long-Term
   Incentive Plan

                                     FOR     AGAINST   ABSTAIN
3. Approval of appointment of        [_]       [_]       [_]
   Coopers & Lybrand L.L.P. as
   independent auditors

                  Comments or change of address on reverse side.      [_]


                  If you plan to attend the meeting please put an "X"
                  in the box.                                         [_]





SIGNATURE(S) _________________________________   DATE ____________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give full title as such.

                               ARCO CHEMICAL COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                 THE COMPANY FOR THE ANNUAL MEETING ON MAY 8, 1997

    The undersigned hereby constitutes and appoints Alan R. Hirsig, Robert J. Millstone, and Walter J. Tusinski, and each of them, true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of ARCO CHEMICAL COMPANY to be held at the Conference Center at the Company's Headquarters, 3801 West Chester Pike, Newtown Square, Pennsylvania, on Thursday, May 8, 1997, and at any adjournments thereof, on all matters coming before said meeting, including (1) the election of 11 directors, (2) approval of an amendment to the ARCO Chemical Company 1990 Long-Term Incentive Plan, and
    (3) approval of the appointment of Coopers & Lybrand L.L.P. as independent auditors for the year 1997.

    Nominees for election as director:

    Walter F. Beran        Stephen R. Mut          COMMENTS OR CHANGE OF ADDRESS
    Mike R. Bowlin         Frank Savage            -----------------------------
    Anthony G. Fernandes   Marvin O. Schlanger     -----------------------------
    Alan R. Hirsig         Robert H. Stewart, III  -----------------------------
    Marie L. Knowles       Walter J. Tusinski      -----------------------------
    James A. Middleton
                             (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

THE NUMBER OF SHARES SPECIFIED ON THE
REVERSE SIDE OF THIS PROXY REPRESENTS
THE AGGREGATE NUMBER OF SHARES HELD FOR
YOUR ACCOUNT IN THE ARCO CHEMICAL                                    SEE
COMPANY CAPITAL ACCUMULATION AND/OR                                REVERSE
SAVINGS PLANS OR IN CERTAIN EMPLOYEE                                 SIDE
BENEFIT PLANS OF ATLANTIC RICHFIELD
COMPANY, LYONDELL PETROCHEMICAL COMPANY OR VASTAR RESOURCES, INC. THIS PROXY COVERS ALL SHARES CREDITED TO YOUR ACCOUNT IN THESE PLANS.


P R O X Y

X  PLEASE MARK YOUR
   VOTES LIKE THIS.                                                   6016


  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
--------------------------------------------------------------------------------
                                     FOR     WITHHELD
1. Election of Directors             [_]       [_]
For, except vote withheld for the following nominee(s):


------------------------------------------------------------------------------

                                     FOR     AGAINST    ABSTAIN
2. Approval of amendment to          [_]       [_]        [_]
   ARCO Chemical Company 1990
   Long-Term Incentive Plan
                                     FOR     AGAINST    ABSTAIN
3. Approval of appointment of        [_]       [_]        [_]
   Coopers & Lybrand L.L.P. as
   independent auditors

                         Comments or change of address on reverse side.      [_]


                         If you plan to attend the meeting please put an "X"
                         in the box.                                         [_]
SIGNATURE(S) _______________________________ DATE_______________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give full title as such.